NUVEEN INVESTMENT FUNDS, INC.

AMENDMENT TO CUSTODY AGREEMENT

WHEREAS, Nuveen Investment Funds, Inc. (formerly known as First American Investment Funds, Inc.), a Maryland corporation (the “Fund”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), previously entered into a Custody Agreement dated July 1, 2006, as amended July 1, 2007 (the “Custody Agreement”); and

WHEREAS, pursuant to the Custody Agreement, the Fund has retained the Custodian to act as custodian of the cash and securities of certain series of the Fund (each a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, one or more of the Portfolios intends to invest in loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”); and

WHEREAS, the Fund, on behalf of the Portfolios, and the Custodian wish to amend the Custody Agreement to provide for the custody of Loans.

NOW, THEREFORE, the Fund and the Custodian agree as follows:

1. General. The following provisions shall apply with respect to Loans entered into by a Portfolio.

2. Safekeeping. Instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans, if any (collectively “Financing Documents”), from time to time, shall be held by the Custodian at its offices in Boston, Massachusetts.

3. Duties of the Custodian. The Custodian shall accept such Financing Documents, if any, with respect to Loans as may be delivered to it from time to time by a Portfolio. The Custodian shall be under no obligation to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect thereto, whether received by the Custodian as original documents, photocopies, by facsimile or otherwise. Without limiting the foregoing, the Custodian is under no duty to examine any such Financing Documents to determine whether necessary steps have been taken or requirements met with respect to the assignment or transfer of the related Loan or applicable interest or participation in such Loan. The Custodian shall be entitled to assume the genuineness, sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing on such documents. Notwithstanding any term of the Custody Agreement or this Amendment to Custody Agreement to the contrary, with respect to any Loans, (i) the Custodian shall be under no obligation to determine, and shall have no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the respective Portfolio (or its investment adviser or sub-adviser (together, the “Adviser”) acting on its behalf), (ii) without limiting the generality of the foregoing, delivery of any such Loan may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment agreement (an “Assignment Agreement”) or a confirmation or certification from the Portfolio (or the Adviser) to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to the Custodian, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Assignment Agreement, collectively, an “Assignment Agreement or Confirmation”), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an “Instrument”), (iii) if an original Instrument shall be or shall become available with respect to any such Loan, it shall be the sole responsibility of the Portfolio (or the Adviser acting on its behalf) to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Portfolio to make or cause delivery of such Instrument to the Custodian, and (iv) any reference to Financing Documents appearing in this Amendment to Custody Agreement shall be deemed to include, without limitation, any such Instrument and/or Assignment Agreement or Confirmation.

If payments with respect to a Loan (“Loan Payment”) are not received by the Custodian on the date on which they are due, as reflected in the Payment Schedule (as such term is defined in Section 4 below) of the Loan (“Payment Date”), or in the case of interest payments, not received either on a scheduled interest payable date for the Loan, as reported to the Custodian by the respective Portfolio (or the Adviser acting on its behalf) (the “Interest Payable Date”), or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than one business day after the Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the “Obligor”) of its failure to make timely payment, and (2) if such payment is not received within three business days of its due date, shall notify the Portfolio (or the Adviser on its behalf) of such Obligor’s failure to make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Portfolio (or the Adviser acting on its behalf) as provided herein.

The Custodian shall have no responsibilities or duties whatsoever under the Custody Agreement, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. Without limiting the generality of the foregoing, the Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans or any

Financing Documents (including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or Obligor, except that the Custodian shall undertake reasonable efforts to forward any such notice to the Portfolio or the Adviser acting on its behalf). In case any question arises as to its duties hereunder, the Custodian may request instructions from the respective Portfolio and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions (as defined in the Custody Agreement) from the Portfolio or the Adviser and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Proper Instructions of such parties.

The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of a Portfolio; any and all credits and payments credited to any Portfolio, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

The Custodian shall promptly, upon a Portfolio’s request, release to the Adviser or to any party as the Portfolio or the Adviser may specify, any Financing Documents being held on behalf of the Portfolio. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Portfolio (or the Adviser acting on its behalf) with respect thereto, and except to the extent it shall have received the sale proceeds thereof.

In no event shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan.

4. Responsibility of the Portfolios. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the respective Portfolio shall (a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the “Payment Schedule”) identifying the amount and due dates of scheduled principal payments, the Interest Payable Date(s) and related payment amount information, and such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as the Custodian reasonably may require; (c) take, or cause Adviser to take, all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (d) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Portfolio (or the Adviser acting on its behalf) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Portfolio in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to the related Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

5 Authority to Act. Notwithstanding any other provision of the Custody Agreement, the Custodian shall have no responsibility to ensure that any investment by a Portfolio with respect to Loans has been authorized.

6 Attachment. In case any portion of the Loans or the Financing Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting the property of the Series or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity of inquire whether such court had jurisdiction, and, in case the Custodian obeys or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

7. Continuity of Custody Agreement. Except as otherwise expressly provided herein, the Custody Agreement shall continue in full force and effect in accordance with all of its terms and conditions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the 7th day of June, 2013.

NUVEEN INVESTMENT FUNDS, INC.		U.S. BANK NATIONAL ASSOCIATION

By:		By:
Name:	Stephen D. Foy	Name:	Michael R. McVoy
Title:	Vice President and Controller	Title:	Senior Vice President

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